EXHIBIT 10.2

BREEZE-EASTERN CORPORATION

AMENDMENT TO

INCENTIVE STOCK OPTION AGREEMENT

The Option Agreement dated as of June 16, 2014 between Breeze-Eastern Corporation, a Delaware corporation (the “Company”), and Serge Dupuis (“Optionee”), residing at 3630 Thurloe Drive, Rockledge, Florida 32955, is hereby amended as follows:

•	The first 50,000 options granted to Optionee shall be awarded out of the Company’s 2006 Incentive Plan and the remaining 150,000 shall be awarded out of the Company’s 2012 Incentive Plan.

No other changes from the original Incentive Stock Option Agreement, attached hereto as Exhibit A, are made by this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the 16 June 2014 Incentive Stock Option Agreement.

BREEZE-EASTERN CORPORATION (“COMPANY”)

/s/ James D. Cashel
Name: James D. Cashel
Title: General Counsel and Secretary

/s/ Serge Dupuis
Serge Dupuis, Optionee

EXHIBIT – A

APPENDIX A

BREEZE-EASTERN CORPORATION

INCENTIVE STOCK OPTION AGREEMENT

Agreement dated as of June 16, 2014 between Breeze-Eastern Corporation, a Delaware corporation (the “Company”), and Serge Dupuis (“Optionee”), residing at 3630 Thurloe Drive, Rockledge, Florida 32955.

Whereas, pursuant to the 2012 Incentive Plan of the Company (the “Plan”), the Incentive & Compensation Committee of the Board of Directors has authorized the granting to Optionee of a stock option to purchase shares of common stock of the Company upon the terms and conditions hereinafter stated. The option granted herein is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. Terms not defined herein shall have the meanings ascribed thereto under the Plan.

NOW THEREFORE, in consideration of the covenants herein set forth, the parties agree as follows:

1.

Shares & Price. The Company grants to Optionee the right to purchase (“Option”), upon and subject to the terms and conditions herein stated and the terms and conditions of the Plan, all or any part of 200,000 shares of common stock ($.01 par value) of the Company (the “Shares”), for cash at the price of $12.78 per share (the “Exercise Price”), which represents the opening Fair Market Value per share of the Company’s common stock as of the date first written above, which shall be referred to herein as the “Grant Date.” Except for stock splits and similar transactions, as set forth in Section 3 of the Plan and Treasury Regulation Section 1.409A-1(b)(5)(v)(H), the Exercise Price never shall be reduced such that it is less than the Fair Market Value per share of the Company’s common stock as of the Grant Date.

2.	Term of Option. This Option shall expire on June 16, 2024.
3.	Vesting. The Option shall vest as follows:
(i)	options to purchase twenty five thousand (25,000) Shares will vest immediately upon the grant hereof;
(ii)

options to purchase twenty five thousand (25,000) will vest when the average closing price of the Common Stock for the preceding thirty (30) days (the “Trailing Price”) exceeds ten dollars and seventy-five cents ($10.75);

(iii)

at any time after the first anniversary of the Options Issue Date, (A) options to purchase twenty five thousand(25,000) Shares will vest when the Trailing Price exceeds eleven dollars and seventy-five cents ($11.75), and (B) options to purchase twenty five thousand(25,000) Shares will vest when the Trailing Price exceeds twelve dollars and seventy-five cents ($12.75);

(iv)

at any time after the second anniversary of the Option Issue Date, (A) options to purchase twenty five thousand (25,000) Shares will vest when the Trailing Price exceeds thirteen dollars and seventy-five cents ($13.75), and (B) options to purchase twenty five thousand (25,000) Shares will vest when the Trailing Price exceeds fourteen dollars and seventy-five cents ($14.75); and

(v)

at any time after the third anniversary of the Option Issue Date, (A) options to purchase twenty five thousand (25,000) Shares will vest when the Trailing Price exceeds fifteen dollars and seventy-five cents ($15.75), and (B) options to purchase twenty five thousand (25,000) Shares will vest when the Trailing Price exceeds sixteen dollars and seventy-five cents ($16.75).

4.

Exercise. This Option may only be exercised by delivery to the Company of (i) a written notice of exercise, in form acceptable to the Company, stating the number of Shares then being purchased hereunder, and (ii) a check or cash, in the amount of the “Aggregate Exercise Price” (the number of Shares being purchased multiplied by Exercise Price) of such Shares (or, at the discretion of the Board of Directors, with previously acquired shares of common stock of Company with a Fair Market Value, as of the date of exercise, equal to the Aggregate Exercise Price. To the extent that the aggregate Fair Market Value of stock with respect to which incentive stock options are exercisable for the first time by the Optionee during any calendar year exceeds (under all plans of the Employer) $100,000, such options shall be treated as options that are not incentive stock options. The rule in the immediately preceding sentence shall be applied by taking options into account in the order in which they were granted.

5.

Termination of Employment. If Optionee ceases to be employed by the Company or any parent corporation (as defined in Section 424(e) of the Code) or subsidiary corporation (as defined in Section 424(f) of the Code) thereof (collectively, the “Employer”) for any reason other than his death, disability or Retirement (as defined in Paragraph 7(a) below), Optionee shall have the right, at any time within three (3) months after such termination of employment and prior to the expiration of this Option pursuant to Paragraph 2 hereof, to exercise this Option to the extent, but only to the extent, that this Option was exercisable and had not previously been exercised at the date of such termination of employment; provided, however, that all rights under this Option shall expire in any event on the day specified in Paragraph 2 hereof or three (3) months after Optionee terminates employment, whichever first occurs.

6.

Death of Optionee & No Assignment. The Option shall not be assignable or transferable except by will or by the laws of descent and distribution and shall be exercisable during his lifetime only by the Optionee. If Optionee shall become disabled or die while in the employ of any entity comprising the Employer, the Optionee or the person entitled to succeed to his rights hereunder may exercise this Option until the first to occur of (i) the date one year from the date of the Optionee’s disability or death, or (ii) the date such Option expires pursuant to Paragraph 2 hereof to the extent that Optionee was entitled to exercise this Option at the date of his disability or death. For purposes of this Agreement, “disability” shall have the meaning ascribed thereto in Section 22(e)(3) of the Code.

7.	Retirement.

(a) “Retirement” and “Retire(s)” are defined to mean that the Optionee ceases to be employed by the Company for other than Cause after reaching sixty (60) years of age and having not less than ten (10) Years of Service with any entity comprising the Employer.

(b) Notwithstanding any other provision of this Agreement, if Optionee Retires, then if this Option was granted to Optionee more than six (6) months prior to Optionee’s Retirement, this Option shall be deemed to be fully vested and immediately exercisable at the date of Retirement.

(c) Optionee, or any person entitled to succeed to his rights hereunder, shall have the right, at any time within three (3) months after Retirement and prior to the expiration of this Option, to exercise this Option to the extent, but only to the extent, that this Option was exercisable and had not previously been exercised at the date of Retirement (after giving effect to the provisions of Paragraph 7(b) above).

(d) Provided, however, that all rights under this option shall expire in any event on the day specified herein as the date of Option expiration or three (3) months after the date of Optionee’s Retirement, whichever first occurs.

8.

Employment of Optionee. In consideration of the granting of this Option by the Company, the Optionee agrees to render faithful and efficient services to the Employer, with such duties and responsibilities as the Employer shall from time to time prescribe, for a period of at least one year from the date this Option is granted or until Optionee Retires as defined in Paragraph 7(a) above, whichever first occurs. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Employer thereof or shall interfere with or restrict in any way the rights of the Employer, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without good Cause.

9.

No Rights as Stockholder. Optionee shall have no rights as a stockholder with respect to the Shares covered by the Option until the date of the issuance of stock certificates to him. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificates are issued pursuant to the exercise of the Option granted hereunder.

10.	Modification and Termination. The rights of Optionee are subject to modification and termination in certain events as provided in the Plan.
11.

Shares Purchased for Investment. Optionee represents and agrees that if he exercises this Option in whole or in part, he shall acquire the shares upon such exercise for the purpose of investment and not with a view to their resale or distribution. The Company reserves the right to include a legend on each certificate representing shares subject to this Option, stating in effect that such shares have not been registered under the Securities Act of 1933, as amended.

12.

This Agreement Subject to Plan. This Agreement is made pursuant to all of the provisions of the Plan, and is intended, and shall be interpreted in a manner, to comply therewith. Any provision hereof inconsistent with the Plan shall be superseded and governed by the Plan.

13.	Gender. Unless the context otherwise requires, the masculine gender includes the feminine.
14.

Notices. Any notices or other communication required or permitted hereunder shall be sufficiently given if delivered personally or sent by registered or certified mail, postage prepaid, to the Company at its corporate headquarters, and to the Optionee at the address above, or to such other address as shall be furnished in writing by either party to the other party, and shall be deemed to have been given as of the date so delivered or deposited in the United States mail, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this agreement.

BREEZE-EASTERN CORPORATION (“COMPANY”)

Name: Brad Pedersen
Title: President and Chief Executive Officer

Optionee

Grant Number:

5